As filed with the Securities and Exchange Commission on July 13, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CANYON RESOURCES CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-0800747 (I.R.S. Employer Identification No.)

14142 Denver West Parkway, Suite 250
Denver, Colorado (Address of Principal Executive Offices)	80401 (Zip Code)
Canyon Resources Corporation 2006 Omnibus Equity Incentive Plan
(Full title of the Plan)

Copy to:
James K. B. Hesketh President and Chief Executive Officer 14142 Denver West Parkway, Suite 250 Golden, Colorado 80401 (303) 278-8464	Paul Hilton, Esq. Richard J. Mattera, Esq. Hogan & Hartson L.L.P. One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, Colorado 80202 (303) 899-7300

(Name, address and telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum	Amount of
Title of securities	to be	offering price	aggregate offering	registration
to be registered	Registered (1)	per share (2)	price (2)	fee (2)
Common Stock, $0.01 par value	5,000,000	$1.01	$5,050,000	$540

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock shown above, an indeterminate number of shares of common stock that, by reason of certain events specified in the plan (e.g., anti-dilution adjustments), may become subject to such plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices reported for the Registrant’s common stock as reported on the American Stock Exchange on July 11, 2006.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be sent or given to participants in the Canyon Resources Corporation 2006 Omnibus Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act. According to the Note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents and all other documents subsequently filed with the Commission by Canyon Resources Corporation (the “Registrant”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all the shares of common stock offered hereby have been sold or that deregisters all such shares of common stock then remaining unsold, are hereby incorporated herein by reference to be a part of this registration statement from the date of filing of such documents:
     (a) The Registrant’s latest annual report filed on Form 10-K for our fiscal year ended December 31, 2005, filed with the Commission on March 27, 2006 (File No. 001-11887);
     (b) The Registrant’s Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2006, filed with the Commission on May 8, 2006;
     (c) The Registrant’s Current Reports on Forms 8-K and 8-K/A filed with the SEC on January 6, 2006, January 26, 2006, February 6, 2006, February 23, 2006, May 19, 2006, June 5, 2006, June 12, 2006, June 26, 2006, July 7, 2006 and July 12, 2006;
     (d) The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 28, 2006;
     (e) the description of the Registrant’s common stock as set forth in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 6, 1996 (File No. 001-11887).
     In addition, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Officers and Directors.
          Section 145 of the Delaware General Corporation Law (the “DGCL”) provides as follows:
     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the act that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     (e) Expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorney’s fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
     (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
     (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this Section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorney’s fees).
     Article VI of the Registrant’s Bylaws provides as follows:
     The corporation, to the fullest extent permitted by the General Corporation Law of the State of Delaware and by the common law of the State of Delaware, shall indemnify each person who is or was an officer, director or employee of the corporation acting in his capacity as such and may indemnify each person who is or was an agent of the corporation acting in his capacity as such. The indemnification rights provided by this Article VI are deemed a contract between the corporation and its officers, directors, and employees, and any repeal or modification of those rights will not affect any right of such persons to be indemnified against claims relating to events occurring prior to such repeal or modification. To assure indemnification under this Article VI of all such persons who are or were “fiduciaries” of an employee benefit plan governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time, Section 145 of said statute shall, for the purposes hereof, be interpreted as follows: “other enterprise” shall be deemed to include an employee benefit plan; the Corporation shall be deemed to have requested a person to serve on an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to said Act of Congress shall be deemed “fines”; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.
     Article 9 of the Registrant’s Amended and Restated Certificate of Incorporation provides as follows:
     No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for paying dividends or approving a stock purchase or redemption which is illegal or otherwise impermissible or prohibited under the Delaware General Corporate Law, or (iv) for any transaction from which the director derived an improper personal benefit.
     The effect of the foregoing provisions is to permit, under certain circumstances, indemnification of the Company’s officers and directors for civil and criminal liability, such as negligence gross negligence, and breach of duty, so long as such person acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and which he reasonably believed to be lawful.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Canyon Resources Corporation 2006 Omnibus Equity Incentive Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-11887) on June 12, 2006, and incorporated by reference).

5.1	Opinion of Hogan & Hartson L.L.P. with respect to the legality of the common stock registered hereby.

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC, Independent Registered Public Accounting Firm, with respect to the Registrant.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, with respect to the Registrant.

23.3	Consent of Chlumsky, Armbrust & Meyer, Independent Mining Engineer, with respect to the Registrant.

23.4	Consent of Hogan & Hartson L.L.P. (contained in its opinion filed herewith as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement).
Item 9. Undertakings.
     (a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sale are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether such indemnification by it is against public policy as expressed by the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado on this 13th day of July, 2006.

CANYON RESOURCES CORPORATION.

By:	/s/ James K. B. Hesketh

James K. B. Hesketh
President and Chief Executive Officer
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James K. B. Hesketh, David P. Suleski, and Richard J. Mattera, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments thereto) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed on by the following persons in the capacities and on the dates indicated:

Signature	Capacity in Which Signed	Date
/s/ James K. B. Hesketh	President and Chief Executive Officer and	July 13, 2006

James K. B. Hesketh	Director (Principal Executive Officer)

/s/ David P. Suleski	Vice President and Chief Financial Officer	July 13, 2006

David P. Suleski	(Principal Financial Officer and Principal
Accounting Officer)

/s/ Richard H. De Voto	Director	July 13, 2006

Richard H. De Voto

/s/ Leland O. Erdahl	Director	July 13, 2006

Leland O. Erdahl

/s/ David K. Fagin	Director	July 13, 2006

David K. Fagin

/s/ Ronald D. Parker	Director	July 13, 2006

Ronald D. Parker

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Canyon Resources Corporation 2006 Omnibus Equity Incentive Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-11887) on June 12, 2006, and incorporated by reference).

5.1	Opinion of Hogan & Hartson L.L.P. with respect to the legality of the common stock registered hereby.

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC, Independent Registered Public Accounting Firm, with respect to the Registrant.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, with respect to the Registrant.

23.3	Consent of Chlumsky, Armbrust & Meyer, Independent Mining Engineer, with respect to the Registrant.

23.4	Consent of Hogan & Hartson L.L.P. (contained in its opinion filed herewith as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement).